EXHIBIT 99.4

               SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.

                        September 11, 1997


LITIGATION RELEASE NO. 15485 / September 11, 1997

ACCOUNTING AND AUDITING ENFORCEMENT
RELEASE NO. 956 / September 11, 1997

SECURITIES AND EXCHANGE COMMISSION v. SCIENTIFIC SOFTWARE-
INTERCOMP, INC., Civil Action No. 97-CV-2091 (JGP) (D.D.C.)
(filed September 11, 1997)

     On September 11, 1997, the Securities and Exchange Commission filed and simultaneously settled a financial fraud action in the United States District Court for the District of Columbia against Scientific Software-Intercomp, Inc. (SSI), a Denver, Colorado oil and gas software company whose shares formerly traded on NASDAQ, seeking a permanent injunction and other relief.

     The Commission's complaint alleges that during 1993, 1994 and 1995, SSI materially overstated its revenue and earnings by backdating or misdating contracts, booking revenue without contracts, overaccruing project revenues and providing confidential side letters modifying payment obligations. As a result of these practices, the complaint alleges that SSI reported false and misleading information in its Annual Reports for fiscal 1993 and 1994, its Quarterly Reports for the first three quarters of fiscal 1994 and the first quarter of fiscal 1995. In addition, SSI conducted an offering of 2 million shares of common stock from which it obtained more than $8 million on a registration statement that materially overstated revenue, net income and earnings per share for the 1993 fiscal year and the first quarter of 1994. The complaint further alleges that SSI filed false Current Reports on Form 8-K in July and August 1995 reporting the resignation of its auditors. By engaging in such conduct, the complaint alleges that SSI violated Section 17(a) of the Securities Act of 1933, and Sections 10(b), 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Securities Exchange Act of 1934 and Rules 10b-5, 12b-20, 13a-1, 13a-11 and 13a-13
thereunder.

     Specifically, the complaint alleges that, beginning in at least 1993, SSI recognized revenues on contracts to Value Added Resellers ("VARs") that included confidential side-letters either excusing payment to SSI until the VARs received payment from a third-party, or rendering the contract ineffective and cancelable until a specified future event, normally the sale of SSI's software to the VAR's customer. In addition, the complaint alleges that SSI backdated contracts and shipping documentation, booked contracts without written contracts, and overaccrued project revenues in the company's Pipeline and Facilities Division in Houston, Texas.

     Without admitting or denying the allegations of the complaint, SSI consented to the entry of a permanent injunction prohibiting future violations of the antifraud, reporting, internal controls and books and records provisions of the Securities Act and Exchange Act, and ordering SSI to restate its financial statements for the years ending December 31, 1993, 1994 and 1995.

     The Commission's investigation is continuing.